Exhibit 99.1

July 27, 2010

Encision Reports First Quarter Results

Boulder, Colorado, July 27, 2010 — Encision Inc. (OTCBB: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its first fiscal quarter ended June 30, 2010.

Net sales for the first quarter of fiscal year 2011, ended June 30, 2010, totaled $2.91 million, representing an 8% decrease from net sales of $3.17 million for the prior fiscal year’s first quarter. The Company recorded a net loss of $119 thousand or $(0.02) per share for the first quarter of fiscal year 2011 compared to net income of $163 thousand or $0.03 per share for the first quarter of fiscal year 2010. Gross profit margin for the first quarter of fiscal year 2011 was 63.3% as compared to 64% for the first quarter of fiscal year 2010. The gross profit margin decrease in the first quarter of fiscal year 2011 was the result of higher manufacturing costs per unit of product as a result of decreased sales.

“We were disappointed with the downturn in our sales growth for the first quarter. However, we believe that the downturn is not endemic to Encision. Anecdotally, we understand that the number of laparoscopic and other medical procedures were down during the quarter, therefore resulting in lower sales for us and some of the other medical device companies,” said Jack Serino, President and CEO of Encision Inc. “Looking forward, we recently entered an agreement with HealthTrust Purchasing Group, LP, a group purchasing organization and signed distribution agreements with distributors to sell our product lines in the United Kingdom, Ireland and Austria. We believe that at some point soon, the number of laparoscopic procedures will increase, thereby facilitating our path to continued sales growth.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:	Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)

	June 30, 2010	March 31,2010
ASSETS
Cash and cash equivalents	$155	$114
Accounts receivable, net	1,034	1,286
Inventories, net	2,641	2,477
Prepaid expenses	96	43
Total current assets	3,926	3,920
Equipment, net	1,222	1,149
Patents, net	262	266
Other assets	32	24
Total assets	$5,442	$5,359
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$634	$684
Accrued compensation	313	405
Other accrued liabilities	294	277
Total current liabilities	1,241	1,366
Line of credit	650	350
Common stock and additional paid-in capital	19,704	19,677
Accumulated (deficit)	(16,153)	(16,034)
Total shareholders’ equity	3,551	3,643
Total liabilities and shareholders’ equity	$5,442	$5,359

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	Three Months Ended
	June 30, 2010	June 30, 2009
Net sales	$2,913	$3,174
Cost of sales	1,068	1,142
Gross profit	1,845	2,032
Operating expenses:
Sales and marketing	1,186	1,199
General and administrative	396	354
Research and development	372	301
Total operating expenses	1,954	1,854
Operating income (loss)	(109)	178
Interest and other income (expense), net	(10)	(15)
Income before provision for income taxes	(119)	163
Provision for income taxes	––	––
Net income (loss)	$(119)	$163
Net income per share—basic and diluted	$(0.02)	$0.03
Basic and diluted weighted average number of shares	6,455	6,455